UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Community Banks, Inc.

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Community Banks, Inc.

777 East Park Drive

Harrisburg, Pennsylvania 17111

Notice of Annual Meeting of Shareholders

Date:	May 8, 2007
Time:	10:00 a.m. local time
Place:	Four Points Sheraton 800 East Park Drive Harrisburg, Pennsylvania

To the shareholders of Community Banks, Inc.:

We are pleased to notify you of and invite you to the annual meeting of the shareholders of Community Banks, Inc. At the meeting, you will be asked to vote on the following matters:

1.	A proposal to elect four Class D directors to serve until the 2011 annual meeting; and

2.	Any other matters that may properly be brought before the meeting.

Shareholders of record at the close of business on March 15, 2007 may vote at the annual meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete, sign, date and return your proxy card in the enclosed envelope promptly, or authorize the individual named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card.

By Order of the Board of Directors,

Patricia E. Hoch Corporate Secretary

April 16, 2007

ii

COMMUNITY BANKS, INC.

PROXY STATEMENT

APRIL 16, 2007

GENERAL INFORMATION

This proxy statement has information about the annual meeting of shareholders of Community Banks, Inc., which is referred to in this proxy statement as the “Company” or “Community.” The management of the Company and CommunityBanks, the Company’s bank subsidiary (referred to in this proxy statement as the “Bank”), prepared this proxy statement for the board of directors. We first mailed this proxy statement and the enclosed proxy card to shareholders on April 16, 2007.

The Company will pay the costs of preparing, printing and mailing the proxy statement and all related materials. In addition to sending you these materials, some of the Company’s employees may contact you by telephone, by mail or in person.

The Company’s corporate offices are located at 777 East Park Drive, Harrisburg, Pennsylvania, and our telephone number is (717) 920-5800. Our mailing address is 777 East Park Drive, Harrisburg, Pennsylvania 17111.

VOTING

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares at the close of business on March 15, 2007 (the “Record Date”). A total of 23,541,529 shares of common stock were outstanding on the Record Date and can vote at the annual meeting. You get one vote for each share of common stock that you own. The enclosed proxy card shows the number of shares you can vote. We will hold the annual meeting if the holders of a majority of the shares of the common stock entitled to vote either sign and return their proxy cards or attend the meeting in person.

The Trust Department of the Bank, as sole trustee, holds 87,297 shares of the Company common stock. The Trust Department may vote these shares at the annual meeting.

As of the Record Date, management of the Company beneficially owned a total of 1,837,453 shares of the Company’s common stock.

What vote is required?

A plurality of the votes cast at a meeting at which a quorum is present is required for the election of directors. Since four directors are being elected, the four nominees receiving the most votes will be elected. A majority of the votes cast at a meeting at which a quorum is present is required for any other matter that may come before the meeting, except in cases where the vote of a greater number of shares is required by law or under the Company’s Articles of Incorporation or Bylaws.

What if other matters come up at the annual meeting?

The election of directors as described in this proxy statement is the only matter we know will be voted on at the meeting. If other matters are properly presented at the annual meeting, the proxy holder named in the enclosed proxy card will exercise his judgment to vote your shares as he deems in the best interests of the Company and its shareholders.

How are votes counted?

Our transfer agent counts all votes cast by proxy before the annual meeting. Our judge of election will manually count all votes which are cast in person or by proxy at the annual meeting. The judge of election totals all of the votes cast by proxy and in person at the annual meeting and reports to the Company the total vote for each matter considered at the meeting.

Voting is an important right of shareholders. If you respond to our request to vote (by returning your proxy card, telephoning or using the Internet) and abstain or withhold authority to vote with respect to any director nominee, your proxy will be counted for purposes of determining whether there is a quorum at the meeting but will have no effect on the election of that nominee. If you respond but do not indicate how you want to vote with respect to each director nominee, your proxy will be voted in favor of each nominee. If you abstain from voting on any other matter that may properly be brought before the meeting, your abstention will have no effect on the outcome of that matter.

What are broker non-votes?

Broker non-votes occur when a broker or bank which holds your shares for you does not vote because you have not given it instructions on how to vote and it does not have the authority to vote on your behalf without your instructions. Broker non-votes will have no effect on the election of directors or on any other matter that may be brought before the meeting.

How do I vote?

Refer to the voting instructions on the proxy card. You may vote either by completing and returning the enclosed proxy card, by telephone, by Internet or by appearing in person at the annual meeting. We encourage you to return the proxy card or to vote by telephone or the Internet to ensure that your vote is counted. However, you may attend the meeting and vote in person whether or not you have previously returned a proxy card or voted by telephone or the Internet. Your vote in person will automatically revoke a previously returned proxy card.

May I change my vote after I return my proxy card or vote by telephone or the Internet?

Yes. At any time before the vote on a proposal at the meeting, you can change your vote either by:

•	giving the Company’s secretary a written notice revoking your proxy card;

•	signing, dating and returning to us a new proxy card; or

•	placing a second telephone or Internet vote.

We will honor the proxy card or the telephone or Internet vote with the latest date.

May I vote in person at the annual meeting?

Yes. We encourage you to complete and return the proxy card to ensure that your vote is counted. However, you may attend the meeting and vote in person whether or not you have previously returned a proxy card. Your vote in person will automatically revoke a previously returned proxy card.

MANAGEMENT AND CORPORATE GOVERNANCE

Proposal 1: Election Of Four Class D Directors Of The Company

With respect to electing directors, Community’s Bylaws provide as follows:

•	the board of directors will consist of not less than five nor more than 25 directors;

•	there will be four classes of directors, as nearly equal in number as possible;

•	each class will be elected for a term of four years; and

•	each class will be elected in a separate election, so that the term of office of one class of directors will expire in each year.

At the annual meeting, the Community board of directors will nominate Scott J. Newkam, Robert W. Rissinger, Christine Sears and Dale M. Weaver as Class D directors to serve until 2011. Although Community does not know of any reason why any nominee might not be able to serve, the board will propose a substitute nominee if any named nominee is not available for service on the board. The proxy holder named on the proxy card intends to vote for the election of Scott J. Newkam, Robert W. Rissinger, Christine Sears and Dale M. Weaver. Unless you indicate otherwise, your proxy will be voted in favor of the election of all nominees. All are currently directors of Community. None is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

Scott J. Newkam. Mr. Newkam, age 56, has been a director since 2003. Since September 1999, Mr. Newkam had been the president and chief executive officer of Hershey Entertainment & Resorts Company, a company which owns and operates resort and entertainment facilities in Hershey, Pennsylvania. From 1997 to September 1999, Mr. Newkam was executive vice president and chief operating officer of the company. Mr. Newkam is a certified public accountant and has supervised and been actively involved in the preparation of financial statements. Mr. Newkam retired from Hershey Entertainment & Resorts Company on December 31, 2006.

Robert W. Rissinger. Mr. Rissinger, age 80, has been a director of Community and its predecessor since 1961. Since 1977, Mr. Rissinger has been the secretary/treasurer of Alvord-Polk, Inc., based in Millersburg, Pennsylvania, a company which manufactures cutting tools. Since 1978, he has also been a principal in and owner of Engle-Rissinger Auto Group, Inc., a retail vehicle sales business also based in Millersburg, Pennsylvania.

Christine Sears. Mrs. Sears, age 51, has been a director since 2005. Mrs. Sears, a certified public accountant, is the senior vice president and chief financial officer of Penn National Insurance, a position she has held since 1999.

Dale M. Weaver. Mr. Weaver, age 68, has been a director since 2005. Mr. Weaver is a partner of D & L Partners (real estate investment company); formerly, he was president of New Holland Custom Woodwork, Ltd. (church furniture and millwork).

The board of directors unanimously recommends that shareholders vote “FOR” the election of Scott J. Newkam, Robert W. Rissinger, Christine Sears and Dale M. Weaver as Class D directors of Community.

Directors Continuing In Office

Class A Directors to Continue in Office until 2008.

Ronald E. Boyer. Mr. Boyer, age 69, has been a director of Community and its predecessor since 1981. Mr. Boyer is the president, chief executive officer and chairman of the board of directors of Alvord-Polk, Inc., based in Millersburg, Pennsylvania, a company which manufactures industrial cutting tools, industrial wire brushes and fixture components.

Peter DeSoto. Mr. DeSoto, age 67, has been a director of Community and its predecessor since 1981. Since 1997, Mr. DeSoto has been the chief executive officer of J. T. Walker Industries, Inc., parent company of M.I. Windows and Doors, Inc., based in Gratz, Pennsylvania, a company which manufactures vinyl, aluminum and cellular composite windows and doors.

James A. Ulsh. Mr. Ulsh, age 60, has been a director of Community and its predecessor since 1977. Since 1973, Mr. Ulsh has been employed as an attorney with the Harrisburg, Pennsylvania, law firm of Mette, Evans & Woodside.

Robert K. Weaver. Mr. Weaver, age 58, has been a director since 2005. Mr. Weaver is project manager with Keystone Custom Homes; formerly he was the area director of Eastern Pennsylvania Joni and Friends (charitable organization) and a partner of Wentz, Weaver & King LLP (law firm).

Class B Directors to continue in office until 2009.

Sandra J. Bricker. Mrs. Bricker, age 59, has been a director since 2005. She is president of The Bricker Group (consultant to and owner/operator of retirement communities).

Eddie L. Dunklebarger. Mr. Dunklebarger, age 53, has been a director since 1998. In 2002, Mr. Dunklebarger became chairman of the Community board. He has served as president and chief executive officer of Community since 1998 and also served as president and chief executive officer of Community’s subsidiary bank since 1999.

Melvin Pankuch. Mr. Pankuch, age 67, has been a director since 2005. Prior to the July 2005 merger of PennRock Financial Services, Corp. (“PennRock”) into Community, Mr. Pankuch had served as executive vice president and chief executive officer of PennRock and president and chief executive officer of Blue Ball National Bank, the banking subsidiary of PennRock, since 2000.

Class C Directors to continue in office until 2010.

Aaron S. Kurtz. Mr. Kurtz, age 68, has been a director since 2005. He is president of Ludwig Office Furniture, Inc., a position he has held since 1986.

Allen Shaffer. Mr. Shaffer, age 81, has been a director of Community and its predecessor since 1960. Mr. Shaffer is a partner in Shaffer & Engle Law Offices and has practiced law in Millersburg and Harrisburg, Pennsylvania, since 1952.

Glenn H. Weaver. Mr. Weaver, age 72, has been a director since 2005. Prior to the merger of PennRock into Community, Mr. Weaver consulted as president of PennRock, a position he had held since 1989. Mr. Weaver is chairman and director of James Spring and Wire Company (manufacturer of spring and wire forms); he is also a partner of Old Sycamore Associates and Sycamore South Associates (real estate investment companies).

Independence Of Directors

The board of directors of Community has determined that all directors with the exception of Mr. Dunklebarger, Mrs. Bricker and Mr. Pankuch are independent as defined in the NASDAQ Marketplace Rules. Earl L. Mummert and John W. Taylor, Jr., who served on the board of directors during 2006, were also independent. With respect to the independence of James A. Ulsh, the board considered the employment of Mr. Ulsh and the receipt of professional fees by Mette, Evans & Woodside, a professional corporation engaged in the practice of law. The board determined that the amount of the professional fees is below the threshold set forth in the Marketplace Rules for determining that a director is not independent. In addition, the board specifically determined that this relationship would not interfere with Mr. Ulsh’s exercise of independent judgment in carrying out his responsibilities as a director of Community. Community’s independent directors intend to meet in executive session at least two times annually. Meetings have been scheduled for May 8, 2007 and December 11, 2007.

Related Persons Transactions And Policies

Transactions

Community’s primary subsidiary is the Bank, and the most significant source of revenue generation by the Bank is its lending business. As part of its normal and customary lending business, the Bank had in 2006, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers of Community and their associates on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons.

Policies

Community has a written code of ethics which applies to the chief executive officer, chief financial officer, principal accounting officer and other designated senior officers. The code is designed to deter wrongdoing and promote goals such as the adherence to the highest standards of professional and personal integrity, compliance with all applicable laws, rules and regulations and avoidance of even the appearance of conflicts of interest. The code specifically requires the covered individuals to provide full, fair, accurate, timely and understandable disclosure to reports and documents that Community files with or submits to the Securities and Exchange Commission and other regulatory agencies.

Community also has a written code of conduct and conflict of interest policy which applies to each director, officer and employee of Community and all its subsidiaries and affiliates. The code requires the maintenance of the highest standards of ethical and moral conduct and the avoidance of actual or apparent conflicts of interest. The code addresses a variety of circumstances where a conflict of interest may arise including safeguarding company assets and application of accounting policies; compliance with government and regulatory affairs and insider trading regulations; sharing of confidential information; outside employment, directorships and business interests; and the extension of credit to relatives and business associates. In each instance, the covered persons are required to comply with all applicable laws, rules, regulations and Company policy which may exceed legal requirements. For example, any covered person desiring to serve as a director or officer of any organization (other than for a nonprofit, religious or civic organization) must receive the approval of executive management. All loans to any corporation, partnership, estate or other entity in which a covered person has a direct or indirect interest must be an “arm’s length” transaction. Only the board of directors may approve any particular action arising under the code or waive any of the requirements of the code by any director or executive officer. Such approval or waiver may be granted only upon application of the covered person; the application must disclose all relevant facts and circumstances and the reasons for the request.

At least annually, each director and executive officer must sign an acknowledgement of the code of conduct and conflict of interest policy. Also annually, each director and executive officer must complete a questionnaire which contains questions used to identify transactions in which conflicts of interest may exist or which may require disclosure in documents filed with the Securities and Exchange Commission.

Attendance At Annual Meeting

The board of directors has a policy that all of its directors must be present at Community’s annual meeting, absent extenuating circumstances. Except for Robert K. Weaver, all Community directors were in attendance at the annual meeting of shareholders held May 9, 2006.

Meetings And Committees Of The Board

The board of directors met eight times during 2006. All directors attended no fewer than 75% of the total number of meetings of the board and committees on which he or she served.

In addition to committees related specifically to Community’s banking business, the board of directors has the following committees: (i) audit; (ii) nominating and corporate governance; and (iii) compensation. These committees are described below.

Audit Committee

The members of the audit committee are Scott J. Newkam (chairman), Ronald E. Boyer, Aaron Kurtz and Christine Sears. The committee met five times in 2006. Each member of the committee is independent, as defined by the NASDAQ Marketplace Rules and applicable rules of the Securities and Exchange Commission. The board has determined that Mr. Newkam and Mrs. Sears are audit committee financial experts, as defined by the Securities and Exchange Commission. A copy of the committee’s charter can be found under the investor relations section on Community’s website at www.communitybanks.com.

Report Of The Audit Committee

The general functions performed by the audit committee include supervising and recommending to the board changes in audit procedures, recommending the hiring of outside auditors, reviewing the complete audit of the books and financial statements of Community and its subsidiaries, reviewing and making recommendations to the board regarding the reports of the internal auditor and the independent registered public accounting firm, reviewing examination reports by state and federal banking regulators, and monitoring of risks, including reviewing the adequacy of internal controls and assessing the extent to which audit recommendations have been implemented.

With respect to fiscal year 2006, the audit committee has reviewed and discussed the audited financial statements of Community with management. Additionally, the audit committee has: (i) discussed with the independent registered public accounting firm the matters that are required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented; (ii) received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented; and (iii) discussed with the independent registered public accounting firm its independence. Based on these discussions, the audit committee has recommended to the board of directors of Community that the audited financial statements be included in Community’s Annual Report on Form 10-K.

By:       Scott J. Newkam (chair), Ronald E. Boyer, Aaron Kurtz and Christine Sears.

Nominating and Corporate Governance Committee

The board has established a nominating and corporate governance committee, whose members are James A. Ulsh (chair), Scott J. Newkam, Robert W. Rissinger and Dale M. Weaver. Each member of the committee is independent, as defined by the NASDAQ Marketplace Rules. The functions of the committee are to provide assistance to the board of directors in fulfilling its responsibility to the shareholders, potential shareholders and the investment community by identifying individuals qualified to become directors and recommending to the board of directors candidates for all directorships, whether such directorships will be filled by the board of directors or by the shareholders; developing and recommending to the board a set of corporate governance principles applicable to Community and otherwise taking a leadership role in shaping the corporate governance of Community. A copy of the charter that the committee has adopted can be found under the investor relations section on Community’s website at www.communitybanks.com. Before recommending candidates for election to the board, the committee will consider the candidate’s character, judgment, business experience, expertise and acumen, as well as any other criteria contained in Community’s Bylaws for membership on the board. The committee met three times in 2006.

Process for Identifying and Evaluating Nominees for Director

The committee will utilize current board members, management and other appropriate sources to identify potential nominees. The committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors, and recommend nominees for approval by the board of directors and shareholders. The committee’s process for the consideration of potential nominees will be the same for nominees identified by shareholders, as well as the other sources identified above.

The committee will only recommend a candidate for nomination if the candidate possesses the following qualifications:

•	personal integrity and ethical character;

•	no interests that would materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a director to Community and its shareholders;

•	able to represent fairly and equally all shareholders of Community without favoring or advancing any particular shareholder or other constituency of Community;

•	achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor;

•	sound judgment, borne of management or policy-making experience (which may be as an advisor or consultant), that demonstrates an ability to function effectively in an oversight role; and

•

a general appreciation regarding major issues facing public companies of a size and operational scope similar to Community, including corporate governance concerns, regulatory obligations of Community, strategic business planning, competition in Community’s market and basic concepts of corporate finance.

The nominating and corporate governance committee will receive and consider nominee recommendations that shareholders address to the secretary of Community at the address listed on the notice of annual meeting and in the “General Information” section of this proxy statement. If shareholders wish to nominate candidates for election at Community’s annual meeting of shareholders, however, they must comply with additional procedures contained in Community’s Bylaws. To nominate someone at the annual meeting, a shareholder must deliver or mail a notice to the secretary of Community not less than 45 days prior to the date of the annual meeting. The notice must state the shareholder’s name and residence address and the number of shares of Community common stock owned. The notice must also contain the following information for each proposed nominee, if known:

•	the name, address and age of the nominee;

•	the principal occupation of the nominee;

•	the number of shares of Community common stock owned by the nominee; and

•	the total number of shares that will be voted for the nominee.

If shareholders do not follow this procedure, the chairman of the meeting will disregard a nomination made at the annual meeting and the judge of election will disregard any votes cast for such nominees.

Compensation Committee

The members of the compensation committee are: Robert W. Rissinger (chair), Peter DeSoto, Scott J. Newkam, Glenn H. Weaver and Robert K. Weaver. Each member of the committee is independent as defined in the NASDAQ Marketplace Rules. Information concerning committee meetings and functions is included in the section “Compensation Discussion and Analysis” beginning on page 9. The report of the compensation committee appears on page 17.

Compensation Committee Interlocks and Insider Participation

None of the committee members has been an officer or employee of Community or any of its subsidiaries at any time. Glenn H. Weaver consulted as president of PennRock until June 30, 2005; he has not served Community in any capacity other than director. As is the case with other board members, any indebtedness of the members of the compensation committee to Community’s bank subsidiary is on the same terms, including interest rate and collateral on loans, as those prevailing at the time of corporate transactions with others and does not involve more than the normal risk of collectibility or present other unfavorable features.

Shareholder Communications With The Board

Shareholders who wish to communicate directly with Community’s board may direct such communications in writing, via facsimile and/or letter to the audit committee chair, c/o Community Banks, Inc., 777 East Park Drive, Harrisburg, PA 17111 (facsimile number 717-920-1683). The audit committee chair will convey any and all such communications to the full board for consideration and review.

Code Of Ethics

As discussed under “Policies” on page 5, Community has adopted a code of ethics that is applicable to Community’s chief executive officer, chief financial officer, principal accounting officer, and other designated senior officers. These senior officers are also subject to a code of conduct that is applicable to all employees and directors of Community. Copies of the code of ethics and code of conduct can be found under the investor relations section of Community’s website at www.communitybanks.com.

Executive Officers Of The Company

In addition to Mr. Dunklebarger, the following individuals serve as executive officers of Community. The terms during which Messrs. Dunklebarger, Holt, Lawley, Leo and Seibert hold their positions are governed by the respective employment agreement that Community has entered into with each of them. The agreements are discussed under “Employment Agreements” included with the Compensation Discussion and Analysis. Each executive has the title of executive vice president and managing director but with different areas of responsibility.

Donald F. Holt. Mr. Holt, age 50, is Community’s chief financial officer and executive vice president of finance. He has been an employee of Community since 2001 and has served in his current position since that time.

Robert W. Lawley. Mr. Lawley, age 52, is Community’s executive vice president of operations. He has been an employee of Community since 1976 and has served as executive vice president since 1984.

Anthony N. Leo. Mr. Leo, age 46, is Community’s executive vice president of financial services and administration. He has been an employee of Community since 1998 and has served as an executive vice president since that time.

Jeffrey M. Seibert. Mr. Seibert, age 47, is Community’s executive vice president of banking services. He has been an employee of Community since 1998 and has served as an executive vice president since that time.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion And Analysis

This Compensation Discussion and Analysis is designed to present a clear understanding of executive compensation at Community. Included in this discussion are details regarding:

•	Compensation Committee

•	Members

•	Meetings

•	Roles

•	Consultants/Advisors

•	Philosophy and objectives of executive compensation;

•	Elements of executive compensation; and

•	Executive compensation actions and decisions.

This section provides information regarding the compensation and benefits provided by Community to the president and chief executive officer, chief financial officer and executive vice president of finance and the next three most highly compensated executive officers (referred to collectively as the “Named Executive Officers”).

Compensation Committee

The compensation committee is comprised of six directors. In 2006, the committee members were: Earl L. Mummert (chair through September 2006), Peter DeSoto, Scott J. Newkam, Robert W. Rissinger (chair from October 2006 through year end), John W. Taylor, Jr. (served through 2006 annual meeting), Glenn H. Weaver, and Robert K. Weaver. Each member of the committee is independent, as defined in the NASDAQ Marketplace Rules.

Role of the Committee

The purpose of the committee is to:

•	Evaluate the Company’s compensation policies and plans;

•	Review and evaluate the individual performance of executive officers;

•	Establish compensation of the president and chief executive officer and recommend such compensation to the board for final approval; and

•	Review, and provide final approval for, recommendations of the president and chief executive officer regarding the compensation of the remaining four Named Executive Officers.

Committee Meetings

The committee meets as often as is necessary in order to properly fulfill its role. In 2006, the committee met 5 times. It is the practice of the committee to include the president and chief executive officer, as well as other executives and advisors, as may be appropriate, in the meetings. The committee meets in executive session (without management present) as appropriate, particularly when dealing with issues relating to the compensation of the president and chief executive officer, as well as the other four Named Executive Officers.

The meeting agenda is determined in advance by the committee chair and the president and chief executive officer.

Consultants and Advisors

The committee is authorized to engage outside advisors, including consultants and legal advisors, as necessary to properly fulfill its role. When appropriate, the committee will have its outside consultants/advisors attend its meetings.

The committee currently utilizes Mosteller & Associates, Inc., a human resource consulting firm, as its compensation consultant. Mosteller & Associates specializes in executive compensation in the financial services industry and has a client base in the mid-Atlantic region. During late 2005, Mosteller & Associates performed a study of executive and board compensation which provided background for many of the executive and board compensation decisions made in 2006.

Role of Executives in Establishing Compensation

The president and chief executive officer is involved with compensation design and implementation, except for his own. He makes recommendations to the committee regarding:

•	Executive base salaries;

•	Executive discretionary bonus payments; and

•	Evaluation of executive performance.

Final approval for these and other items recommended by the president and chief executive officer must be made by the committee.

Peer Group

In order to ensure the appropriate competitive nature of the executive compensation plans at Community, both individually and as a whole, the committee regularly reviews the compensation levels and practices at select peer organizations. The peer group is reviewed and adjusted regularly to ensure that the organizations continue to be comparable in terms of performance, size and geography.

The current peer group is made up of similarly sized institutions located in central and eastern Pennsylvania with assets averaging between $1 and $5 billion:

•	Omega Financial Corp.;

•	Univest Corp of PA;

•	Harleysville National Corp.;

•	Sterling Financial Corp.;

•	SNT Bancorp, Inc.;

•	KNBT Bancorp, Inc.; and

•	National Penn Bancshares, Inc.

This peer group has most recently been used to gather benchmark data regarding base, short-term, long-term and total compensation as well as board of directors compensation practices.

Philosophy and Objectives of the Executive Compensation Program

All components of executive compensation, both individually and as a whole, are designed to enable Community to attract, retain and motivate high-performing executives capable of achieving long-term financial success for the Company.

The overall executive compensation philosophy focuses on a program that:

•	Is equitable and competitive;

•	Is performance driven, aligning the interests of executives and shareholders by motivating and rewarding for increases in shareholder value; and

•	Supports a team approach to management of the organization reflected by consistent compensation practices for key management employees.

Community targets compensation levels toward the 65th percentile of peer organizations—this reflects a level of compensation above the midpoint or average. The key philosophy is that the performance of the organization is expected to be in the upper percentile as compared to peers, therefore compensation levels should be set in the upper percentile as well.

Elements of Executive Compensation

The primary components of executive compensation at Community are:

•	Base salary;

•	Annual bonus incentive program; and

•	Long-term incentive plan.

Additionally, Community provides benefits to our executives in the form of salary continuation agreements, employment agreements, and survivor income agreements. Community also provides executives with an automobile or automobile allowance and a profit-sharing plan allowing for an automatic 3% (up to the Internal Revenue Code maximum) employer contribution to the 401(k) plan.

Base Salary

The primary purpose of base salary is to attract and retain high performing executives capable of managing Community to short and long-term financial success. Key to the team approach to management is a team approach to compensation. The Named Executive Officers, with the exception of the president and chief executive officer, are paid the same base salary. The purpose of equality of pay is to foster a team approach among the executive management team. In any case, on the average, Community’s executives are paid at rates equal to or above the aggregate market rates of these positions.

Annual Bonus Incentive Program

In order to motivate executives toward meeting and exceeding annual financial goals, Community provides its executives with the opportunity to earn annual short-term incentives. Annually, a bonus pool is created, based on the actual growth in earnings per share (“EPS”) performance. Generally, under normal business circumstances, the guidelines described below are utilized to determine the amount of money, if any, that will be allocated into the bonus pool.

The previous year’s actual EPS achieved becomes the threshold for the following year. This represents the lowest level of performance at which money will be allocated into the bonus pool and at which a payout will be made. If performance reaches the previous year’s actual EPS, 4.0% of net income is allocated to the pool. As the net income increases, the pool potential increases proportionately. At 10% net income growth, the pool will increase to 5.5% of net income. At a predetermined maximum level of 15% net income growth, the bonus pool will be 6.5% of net income. The exact percentage of net income utilized to create the pool will be interpolated for levels of Company performance between the specific levels defined here.

The percentage of the pool that is allocated to the members of senior management begins at 30% and increases to 50% as net income growth performance increases.

The compensation committee makes the final determination of the total pool available and how the pool should be distributed. The committee retains, and will exercise, discretion to step outside of these guidelines based on relevant business circumstances. This discretion allows the committee to implement the bonus program in such a way that maximizes Community’s ability to reward, motivate and retain critical management employees.

Long-Term Incentive Plan

In order to encourage the retention of key executive employees as well as to create a tie to the long-term financial success of the organization, Community provides a long-term incentive plan to its executives. This plan allows for the granting of awards in the form of:

•	Incentive Stock Options (ISOs);

•	Non-Qualified Stock Options (NQSOs); and

•	Stock Appreciation Rights (SARs).

The ability to make these types of awards provides a critical component in a compensation package designed to attract, retain and motivate key employees. These awards recognize long-term financial success and strong individual performance in the specific area of responsibility. Under this plan, the committee is responsible for determining:

•	Who receives awards;

•	The amount of the awards;

•	Terms under which the awards may be exercised; and

•	Restrictions on the shares of stock issued upon exercise of any award.

The committee also determines the duration of each option granted (however, not more than 10 years in accordance with the long-term incentive plan) and any vesting schedule.

If the awards are granted as ISOs, the option price may not be less than 100% of the fair market value of the common stock on the date the ISO is granted. Historically, awards granted as NQSOs have also been granted at 100% of the fair market value of the common stock on the date the NQSO is granted. “Fair market value” is defined as the closing sale price of the common stock on the date of the grant of the option, or, if no sale occurred on that date, then on the preceding day on which a sale occurred.

Generally, in any given year, the Company grants options in the form of ISOs up to the $100,000 maximum annual vesting value permitted under the Internal Revenue Code. Any additional options would be granted as NQSOs.

Deferred Compensation

A deferred compensation plan is in place for a select group of managers, including the Named Executive Officers, who contribute materially to the continued growth, development and future business success of Community. Participation in the plan is at the discretion of the committee and allows for deferral of compensation on a pre-tax basis within the following parameters:

•	Minimum deferral amount from base salary and bonus is an aggregate amount of $3,500; and

•	Maximum deferral amount is 50% of base salary and 100% of bonus.

Upon retirement, each participant can choose to receive the account balance either as a lump sum payment or in annual installment payments over a period of up to 20 years. While this plan is primarily intended to provide a benefit to the participants upon retirement, it does also allow participants to elect, at the initial time of deferral, to take a lump sum “in-service” payment of all or a portion of any plan year deferral. The in-service payout date designated by the executive must be at least three plan years after the end of the plan year in which the amount was actually deferred.

Salary Continuation Agreements

To encourage our executives to remain employed by the Company, Community has entered into salary continuation agreements which provide a supplemental retirement benefit for certain executives. This benefit is provided to Messrs. Dunklebarger, Holt, Leo, Lawley and Seibert. While benefit levels and effective dates differ by executive, the structure of each agreement is the same. The effects of various types of termination upon the plan payout are defined as follows:

Normal Retirement—In the case of termination due to normal retirement (defined for each agreement as age 62) for reasons other than death, the full aggregate annual retirement benefit amount will be paid in consecutive equal monthly installments on the first day of each month beginning with the month following the executive’s normal retirement date and continuing for a total period of 20 years. The full aggregate annual retirement benefit amount for each Named Executive Officer is as follows:

$ Amount
Eddie L. Dunklebarger	180,000
Donald F. Holt	48,000
Robert W. Lawley	80,000
Anthony N. Leo	75,000
Jeffrey M. Seibert	75,000

Early Termination—Except for reasons of death, disability, termination for cause or following a change of control, in the case of early termination (defined as termination before reaching age 62), a reduced annual payment amount as provided in the executive’s salary continuation agreement will be paid in consecutive equal monthly installments on the first of each month beginning with the month following the executive reaching age 62 and continuing for a total period of 20 years.

Disability—If the executive terminates employment due to disability prior to reaching age 62, a reduced annual payment amount as provided in the executive’s salary continuation agreement will be paid in consecutive equal monthly installments beginning within 90 days after the executive’s date of termination and continuing for a total period of 20 years.

Change of Control—If the executive is in active employment service at the time of a change of control (as defined in the agreement), the full normal retirement benefit amount will be paid in consecutive equal monthly installments on the first day of each month beginning with the month following the month the executive reaches age 62 and continuing for a total period of 20 years.

Death While in Active Service—Beginning with the month following the executive’s death, the full normal retirement benefit will be paid to the beneficiary in consecutive equal monthly installments for a total period of 20 years.

Death During Benefit Period—If the executive dies after benefits under the salary continuation agreement have begun to be paid, the remaining benefits will be paid to the executive’s beneficiary at the same time and in the same amounts and manner as they would have been paid to the executive had he survived.

Death Following Termination but before Benefit Commences—If the executive dies after termination of employment but prior to the commencement of benefit payments, the beneficiary will receive the same benefit payments in the same amount and same manner as they would have been paid to the executive had he survived. The benefit payments would begin upon the executive’s death.

Termination for Cause—No benefit will be paid.

Employment Agreements

The Company has entered into an employment agreement with each of the Named Executive Officers. All employment agreements are for an initial three-year term and have the option of renewing annually on each anniversary of their effective date for an additional year. In the event of a change of control, all employment agreements automatically renew for a full three-year term.

The impact on the various forms of termination under the employment agreements is as follows:

Death, Disability, Voluntary Termination other than for Good Reason or for Cause—Annual salary will be paid through the date of termination in addition to any other amounts already earned by the executive. The Company will have no further obligation to the terminating executive.

Unilateral and Good Reason Termination—In the case of unilateral termination or termination for good reason (as defined in the agreement), 120% of the full annual direct salary will be paid from the date of termination through the remaining term of the agreement. The Company is not required to maintain any benefit plans or programs. The additional 20% of base salary payment is intended to cover the loss of these benefits.

Change of Control—If the executive terminates employment within three months of a Change of Control, he will receive:

•	A lump sum payment equal to three times the average sum of base salary and bonus payments over the three preceding years. This payment will be paid within 30 days from the date of termination; and

•

Health benefit plan continuation for the executive, his spouse and dependent children. All will be eligible to participate in the health benefit plans of the successor employer until age 65. If the executive may not, for any reason, participate in the successor’s plans, then the successor will make annual payments to the executive in an amount which will allow the executive to purchase substantially the same benefits through private insurance.

In the event that any payments to an executive relating to a change of control would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the Company will make an additional payment to the executive to cover the full impact of the additional taxes.

Survivor Income Agreement

To encourage our executives, including the Named Executive Officers, to remain employed by Community, a death benefit is provided to the executive’s beneficiary whereby the death proceeds of a life insurance policy on the executive’s life are divided between the Company and the beneficiary. The Company is the owner of the policy, makes all payments of premiums due and holds all rights of ownership on the policy. In the event of the executive’s death, the beneficiary will receive the lesser of: (i) three times the executive’s base salary in the year in which he died; or (ii) the amount by which the proceeds of the policy exceed the cash surrender value of the policy on the day before the executive died. This amount will then be increased by the projected federal tax rate for the year in which the executive died to determine the actual survivor income benefit to be paid to the beneficiary.

In the event of a change of control, the Company or its successor will fully maintain the survivor income agreement and the related life insurance policy.

If the executive either voluntarily terminates employment after reaching age 65 and completion of 10 years of service, or terminates employment due to a change of control, the survivor income agreement will automatically convert to a split dollar insurance agreement (unless the executive elects otherwise) under which the executive and his beneficiary retain the rights to the proceeds of the policy as outlined above.

Actions and Decisions of the Committee

Base Compensation

2006

The committee reviewed and approved, in executive session, the 2006 base salary recommendations that Mr. Dunklebarger presented for all executives except for himself. The new base salary recommended for the other Named Executive Officers was $210,000, with all four executives remaining at the same base, consistent with Community’s team approach to executive base salary compensation. The committee established a base salary of $400,000 for Mr. Dunklebarger. These base salaries represent a significant increase over 2005 as a result of the findings of the market study that was conducted in 2005, as well as the stated philosophy of targeting the 65th percentile of peer compensation rates.

2007

The committee reviewed and approved, in executive session, the 2007 base salary recommendations presented by Mr. Dunklebarger for the other Named Executive Officers. The total increase recommendation for this executive group was 3.5%, resulting in a new base salary level of $217,500. This increase was applied across the board, continuing to maintain Community’s executive team at a common base salary. The committee determined to maintain Mr. Dunklebarger’s salary at $400,000 in light of the challenging financial environment.

Annual Incentive Bonus

The committee reviewed 2006 corporate performance and the 2007 profit plan to ensure compensation plans are appropriately aligned with corporate goals and performance.

Mr. Dunklebarger presented the bonus pool calculation based on 2006 net income growth, which totaled $1,746,665 or 4.5% of net income, inclusive of associated payroll taxes and benefits. In keeping with the program guidelines, 35% of this pool was allocated to the executive group. The committee, in executive session, reviewed and approved the bonus allocation recommendations that were presented by Mr. Dunklebarger.

The committee reviewed and approved a change to the pool calculation guideline for 2007. A 2.5% increase in the amount of the total bonus pool that is allocated to the executive officer group was presented and approved. In light of this change, the committee decided to have an evaluation done of the entire executive compensation package in 2007. Bids will be taken from compensation firms to do this.

Long-Term Incentives

2006

The committee reviewed and approved the granting of a total of 228,000 stock options to employees and directors for performance of the Company during 2005. The decision was made to grant these options on January 25, 2006, two business days following the release of the Company’s earnings. This grant resulted in an impact on earnings of approximately $.02 per share, a level significantly below the committee’s maximum cumulative impact goal of 2% or approximately $.05 per share.

The Company granted 97,650 stock options to the Named Executive Officers. The remaining 105,000 options were granted to non-executives. Mr. Dunklebarger received 38,850 options and Messrs. Holt, Leo, Lawley and Seibert each received 14,700 options.

All options were granted as ISOs except when ISOs could not be used due to number limitations. In this case, the grants were made as non-qualified stock options. All options granted were for a term of seven years and had a three-year vesting period.

2007

The committee reviewed and approved the granting of a total of 273,000 stock options to employees and directors for performance in 2006. The committee decided to grant these options on January 22, 2007, following the release of earnings. This grant resulted in an impact on earnings of approximately $.02 per share, a level significantly below the committee’s maximum cumulative impact goal of 2% or approximately $.05 per share.

The Company granted 100,000 options to the Named Executive Officers and granted 13,000 options to directors. The remaining 160,000 options were granted to non-executives. Mr. Dunklebarger received 40,000 options and Messrs. Holt, Leo, Lawley and Seibert each received 15,000 options.

All options were granted as ISOs except when ISOs could not be used due to number limitations. In this case, the grants were made as non-qualified stock options. All options granted were for a term of seven years and had a five-year vesting.

On January 27, 2007, the Named Executive Officers entered into agreements amending the terms of the stock option grants dated January 25, 2006. The effect of the amendments was to extend the vesting of the options granted on January 25, 2006 from three to five years.

401(k) Plan

The committee reviewed and approved a 5% (3% safe harbor and 2% profit sharing) employer contribution to the 401(k) plan for 2006. The amounts contributed on behalf of the Named Executive Officers are listed in the footnotes to the Summary Compensation Table on page 18.

Effective with the 2007 plan year, the committee amended the 401(k) plan to provide for an employer match contribution equal to 50% of the first 6% contributed by each employee, as allowed by the plan. The committee retained the ability of the Company to make a discretionary profit-sharing allocation to employee 401(k) plan accounts based on Company performance. The profit sharing allocation would be made to the extent that corporate financial performance exceeds plan.

During 2006, the board also reviewed the appropriateness of continuing to allow employees to purchase Community shares within their 401(k) accounts and determined that given the retirement investment training provided to employees, along with the wide variety of other investment options available to employees, this practice did not require a change.

Employee Stock Purchase Plan

The committee reviewed and determined to amend the Employee Stock Purchase Plan to allow a 5% discount on dividends reinvested through the Dividend Reinvestment Plan (DRIP), as is afforded to other shareholders.

Summary

The compensation committee and the other members of the board of directors are comfortable that the various elements of the total executive compensation package at Community work together and allow the Company to attract and retain an executive team that is focused directly on the financial success of the Company and increasing value to shareholders.

The base salary plan promotes a team approach to management. The annual incentive bonus plan focuses the executives on EPS growth. The long-term incentive plan directly ties executive compensation to shareholder value appreciation. The various other executive benefits offered support long-term retention of the members of the executive team. These components work, individually and as a whole, to support a committed, focused and high-achieving executive management team working together to maximize the financial success of the Company.

Executive compensation practices at Community, as outlined in this discussion, are equitable and competitive with our peers. The compensation committee continues to work toward achievement of a higher level of market-competitive compensation, as outlined previously, to bring Community compensation levels more in line with expected levels of Company performance.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the section of this proxy statement captioned “Compensation Discussion and Analysis.” The committee is satisfied that this section accurately reflects Community’s compensation programs and objectives.

By:     Robert W. Rissinger (chair), Peter DeSoto, Scott J. Newkam, Glenn H. Weaver and Robert K. Weaver.

Executive Compensation

Summary Compensation Table

The following table is a summary of the annual salary and other compensation earned by the Named Executive Officers during the last fiscal year. The material terms of the executives’ employment agreements are included in the section titled “Compensation Discussion and Analysis” beginning on page 9.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2006(1)

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation ($)(5)	Total ($)
Eddie L. Dunklebarger	2006	400,000	140,000	91,572	113,048	37,753	782,373
President & CEO of Community and CommunityBanks

Donald F. Holt	2006	210,000	57,000	34,338	26,365	22,992	350,695
Executive Vice-President Finance (CFO)

Robert W. Lawley	2006	210,000	57,000	36,040	53,549	15,053	371,642
Executive Vice-President Operations

Anthony N. Leo	2006	210,000	57,000	36,040	24,938	17,179	345,157
Executive Vice-President Financial Services and Administration

Jeffrey M. Seibert	2006	210,000	57,000	36,040	27,379	18,070	348,489
Executive Vice-President Banking Services

(1)	The Company does not provide stock awards or non-equity incentive plan compensation. Accordingly, these columns have been omitted.
(2)	This is the bonus amount paid in 2007 for performance during 2006. The compensation committee retains discretion with respect to bonus amounts.
(3)	Option awards compensation reflects the expense recognized for financial statement reporting purposes in 2006 in accordance with FAS 123(R). Community does not incorporate a forfeiture factor in computing option values. Expense was recognized for awards made in 2001 and 2002 based on a 5-year vesting schedule of ISO awards made in those years (having joined the Company at the end of the year, Mr. Holt received no award in 2001). The awards made in 2003 were NQSOs which vested in one year. The awards made in 2004 vested in six months. No awards were made in 2005. The option awards made in 2006 (NQSOs and ISOs) were expensed based on a 3-year vesting schedule although these awards were modified in 2007 to alter the vesting to 5 years for the Named Executive Officers. The expense recognized is as follows:

	2006	2002	2001	Total
Eddie L. Dunklebarger	81,315	4,884	5,373	91,572
Donald F. Holt	30,768	3,570	—	34,338
Robert W. Lawley	30,768	3,570	1,702	36,040
Anthony N. Leo	30,768	3,570	1,702	36,040
Jeffrey M. Seibert	30,768	3,570	1,702	36,040

Community uses the Black-Scholes option pricing model to estimate the fair value of stock-based awards. The fair value of the awards was estimated using the following assumptions:

	2006	2002	2001
Dividend yield	2.7%	2.6%	2.6%
Volatility	26%	26%	26%
Risk-free interest rate	4.5%	3.8%	5.5%
Expected life (years)	6.3	8.4	8.7
Resulting per share grant-date fair value	$6.85	$5.38	$5.67

These assumptions are based on multiple factors, including historical exercise patterns of employees in relatively homogeneous groups with respect to exercise and post-vesting employment termination behaviors, expected future exercising patterns for the same homogeneous groups and the historical volatility of Community’s stock price.

(4)	There were no preferential or above market earnings on deferred compensation. For market rate earnings under the deferred compensation plan, see the table on page 23. The amount reported for each executive is the change in pension value as booked for financial statement reporting purposes for the supplemental executive retirement plan benefit (provided pursuant to salary continuation agreements) and for Mr. Lawley, the amount also includes $1,958 change in pension value under the qualified defined benefit pension plan.
(5)	This column includes for the Named Executive Officers perquisites in the form of personal use of a Company-provided automobile and country club dues and assessments (except for Mr. Lawley for whom no country club fee was paid). No perquisite provided to any executive exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits. The column also includes, for each of the Named Executive Officers, the employer contribution to the executive’s 401(k) plan account in the amount of $11,000.

Grants of Plan-Based Awards Table

The following table sets forth information on grants during 2006 of plan-based awards to the Named Executive Officers. All of the awards made in 2006 were stock options granted under the Company’s long-term incentive plan.

GRANTS OF PLAN-BASED AWARDS IN 2006 FISCAL YEAR

Name	Grant Date	Date of Committee Approval(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/share)(3)	Grant Date Fair Value of Stock and Option Awards($)(4)
Eddie L. Dunklebarger	1/25/2006	1/20/06	38,850	27.41	266,123
Donald F. Holt	1/25/2006	1/20/06	14,700	27.41	100,695
Robert W. Lawley	1/25/2006	1/20/06	14,700	27.41	100,695
Anthony N. Leo	1/25/2006	1/20/06	14,700	27.41	100,695
Jeffrey M. Seibert	1/25/2006	1/20/06	14,700	27.41	100,695

(1)	The compensation committee met on January 20, 2006 and determined to grant stock option awards effective on January 25, 2006, two business days following the release of the Company’s previous quarter’s earnings.
(2)

At the time these options were granted, they were to vest at the rate of 33 1/3% per year over a period of 3 years, with the first one-third vesting on January 25, 2007. Continuation of employment is the only vesting condition. In January 2007, these awards were modified to alter the vesting to 5 years at the rate of 20% per year, with the first 20% vesting on January 25, 2007; however, this modification did not affect the amount of the expense for 2006.

(3)	This is the closing market price on the date of grant of the options.
(4)	The assumptions Community used to estimate the fair value of the option awards are set forth in footnote (3) to the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information as of December 31, 2006 on outstanding equity awards, consisting entirely of stock options, held by the Named Executive Officers. Community has not granted stock awards.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price($)(4)	Option Expiration Date
Eddie L. Dunklebarger	12,905 27,020 25,329 24,122 13,973 29,172			7.33 14.55 14.06 14.00 12.69 18.10	1/27/2007 1/20/2008 12/7/2008 12/6/2009 11/30/2010 12/6/2011
	22,797 26,460 31,500	4,986	(1)	20.06 28.95 27.51	12/6/2012 12/4/2013 12/6/2014
		38,850	(2)	27.41	1/25/2013

Donald F. Holt	6,668 7,939 10,500	1,667	(1)	20.06 28.95 27.51	12/6/2012 12/4/2013 12/6/2014
		14,700	(3)	27.41	1/25/2013

Robert W. Lawley	2,934 8,752			12.69 18.10	11/30/2010 12/6/2011
	6,667 7,938 10,500	1,668	(1)	20.06 28.95 27.51	12/6/2012 12/4/2013 12/6/2014
		14,700	(3)	27.41	1/25/2013

Anthony N. Leo	9,925 8,312 5,958 3,064 8,752			14.55 14.06 14.00 12.69 18.10	1/20/2008 12/7/2008 12/6/2009 11/30/2010 12/6/2011
	6,667 7,938 10,500	1,668	(1)	20.06 28.95 27.51	12/6/2012 12/4/2013 12/6/2014
		14,700	(3)	27.41	1/25/2013

Jeffrey M. Seibert	9,231 5,133 8,443 8,042 7,659 8,752			7.33 14.55 14.06 14.00 12.69 18.10	1/21/2007 1/20/2008 12/7/2008 12/6/2009 11/30/2010 12/6/2011
	6,667 7,938 10,500	1,668	(1)	20.06 28.95 27.51	12/6/2012 12/4/2013 12/6/2014
		14,700	(3)	27.41	1/25/2013

(1)	These options vest on December 6, 2007.
(2)	These options vest at a rate of 20% (7,770 options) on January 25 in 2007, 2008, 2009, 2010 and 2011.
(3)	These options vest at a rate of 20% (2,940 options) on January 25 in 2007, 2008, 2009, 2010 and 2011.
(4)	This was the closing price of Community’s common stock on the date of grant of these options.

Option Exercises and Stock Vested Table

The following table sets forth the number of shares acquired upon exercise of options and the value realized on exercise by the Named Executive Officers during 2006. The value realized is based upon the difference between the closing price of the common stock on the Nasdaq Stock Market on the date or dates of exercise and the exercise price of the stock options.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2006

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Eddie L. Dunklebarger	20,478	336,474
Donald F. Holt	-0-	-0-
Robert W. Lawley	15,619	209,023
Anthony N. Leo	341	4,218
Jeffrey M. Seibert	10,747	185,186

Pension Benefits Table

The following table sets forth information on pension and non-qualified supplemental retirement plan benefits for the Named Executive Officers.

PENSION BENEFITS

Name	Plan Name(1)	Number of Years Credited Service(#)		Present Value of Accumulated Benefit($)(5)	Payments During Last Fiscal Year($)
Eddie L. Dunklebarger	Supplemental Executive Retirement Plan	7		578,579	-0-
Donald F. Holt	Supplemental Executive Retirement Plan	3		74,234	-0-
Robert W. Lawley(2)	Supplemental Executive Retirement Plan Defined Benefit Pension Plan(3)	7.5 28	(4)	207,581 296,750	-0- -0-
Anthony N. Leo	Supplemental Executive Retirement Plan	7		137,257	-0-
Jeffrey M. Seibert	Supplemental Executive Retirement Plan	7		150,282	-0-

(1)	Each of the Named Executive Officers has a supplemental executive retirement plan benefit as part of his salary continuation agreement with Community. The executives will be fully vested in the full aggregate annual retirement benefit amount at age 62. Reduced benefits are payable in accordance with accrual of benefits schedules set forth in the respective salary continuation agreement if the executive terminates his employment prior to age 62. For a discussion of the salary continuation agreements, see “Compensation Discussion and Analysis” beginning on page 9.
(2)	As of December 31, 2006, the only Named Executive Officer who participates in the defined benefit pension plan and who has been credited with years of service is Robert W. Lawley. The plan is maintained for certain individuals who were employed by a predecessor of Community’s subsidiary bank. Employees hired after December 31, 1998 are not eligible to participate in the defined benefit pension plan.
(3)

The amount of the monthly pension under the plan is equal to 1.15% of average monthly pay, plus .60% of average monthly pay in excess of $650, multiplied by the number of years of credited service under the plan. Average monthly pay is based upon the five consecutive plan years of highest pay (salary and bonus compensation) in the last ten years of service under the plan. The maximum amount of annual compensation used in determining retirement benefits is $205,000. The pension benefits will be offset by employer contributions to Community’s 401(k) plan. The board of directors amended the plan in 2003 such that all benefit accruals under the plan ceased as of December 31, 2003 and all participants were 100% vested in their accrued benefit as of December 31, 2003. The normal retirement age under the plan is 65. An early retirement benefit is available at age 60, in which case the benefit would be the actuarial equivalent of the pension accrued to the date of retirement.

(4)	Mr. Lawley has 31 years of service with Community and its predecessor company. His credited service for purposes of computation of benefits under the defined benefit pension plan is 28 years due to the cessation of benefit accruals under the plan on December 31, 2003.
(5)	The present value of the supplemental executive retirement plan benefit is based on the executive’s contractual payments under his salary continuation agreement, assuming a normal retirement age of 62 and a 6.5% discount rate. The present value of Mr. Lawley’s benefit under the defined benefit pension plan is computed pursuant to accounting standards (SFAS No. 87) for pension plans, using the GA 1983 mortality tables to estimate the term of the pension benefit beginning at age 65 and a 5.75% discount rate assumption.

Directors And Senior Management Deferred Compensation Plan

On January 1, 2004, Community adopted the Community Banks, Inc. Directors and Senior Management Deferred Compensation Plan, effective January 1, 2004, to assist directors and executives in establishing a program for supplemental retirement benefits. This non-qualified deferred compensation plan is described in the section titled “Compensation Discussion and Analysis” beginning on page 9. This plan is a voluntary variable deferred compensation plan. The amount deferred from salary or bonus by Community’s Named Executive Officers is included in the Summary Compensation Table as having been earned in 2006. This amount is also shown below in the table as “Executive Contributions.”

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)	($)	($)	($)	($)
Eddie L. Dunklebarger	110,000	-0-	37,834	-0-	385,625
Donald F. Holt	18,700	-0-	3,733	-0-	61,705
Robert W. Lawley	-0-	-0-	-0-	-0-	-0-
Anthony N. Leo	15,789	-0-	2,066	-0-	32,973
Jeffrey M. Seibert	29,200	-0-	5,726	-0-	70,322

Potential Payments Upon Termination Of Employment Or A Change Of Control

The following discussion presents information on the various payments and benefits that each of the Named Executive Officers would have been entitled to receive if his last day of employment with Community Banks, Inc. had been December 31, 2006 under the various circumstances presented.

Potential payments and benefits would arise under:

•	Employment agreements, including change of control and supplemental executive retirement plan (SERP) provisions; and

•	Various Community compensation plans and programs.

Circumstances that could give rise to potential payments and benefits include:

•	Voluntary termination of employment;

•	Involuntary termination without “cause;”

•	Involuntary termination for “cause;”

•	Permanent disability;

•	Death; and

•	Change of control of Community, with or without adverse employment action.

Depending on the circumstances, payments and benefits may include:

•	Salary, including payments reflecting normal payroll cycle;

•	Gain on exercise of stock options;

•	Salary continuation plan payments;

•	Long-term disability payments or coverage;

•	Health insurance coverage;

•	Paid life insurance benefit; and

•	Change of control payments.

Some of the potential payments and benefits are directly related to the market price of Community’s common stock. The closing stock price on December 29, 2006, the last business day of 2006, was $27.76 per share. This price is used to quantify the potential payments and benefits in the following discussion.

This discussion should be read in conjunction with the information provided in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, which includes detailed information on relevant employment agreements and other Community compensation plans and programs.

Under any of the circumstances discussed herein, each Named Executive Officer would be entitled to receive payment of salary for time worked (based on the salary reported in the Summary Compensation Table on page 18) through the date of termination of employment and amounts deferred by him, together with earnings credited thereon, under the deferred compensation plan. For the aggregate balance under the deferred compensation plan of each of the Named Executive Officers, see the Non-Qualified Deferred Compensation Table on page 23. In addition, under any of the circumstances discussed herein, each Named Executive Officer would be entitled to exercise all unexercised stock options vested at December 31, 2006. For the Named Executive Officers, the potential gain at December 31, 2006 on the exercise of vested but unexercised stock options would be as follows:

	Gain on Exercise of Stock Options
	Number	$ Amount
Eddie L. Dunklebarger	213,278	1,975,296
Donald F. Holt	27,107	53,969
Robert W. Lawley	36,791	182,721
Anthony N. Leo	61,116	511,645
Jeffrey M. Seibert	72,365	736,650

In addition to payment of salary through the date of termination, payment of the balance of the deferred compensation plan account balance and the exercise of vested stock options, each Named Executive Officer would be entitled to the benefits described below, depending on the circumstances of the termination.

Voluntary Termination

In the event of voluntary termination, no additional benefits would be immediately available to any Named Executive Officer. Beginning at age 62 and continuing for twenty years, each Named Executive Officer would be entitled to payments under a salary continuation agreement. The salary continuation agreements provide supplemental retirement (“SERP”) payments to the Named Executive Officers in accordance with accrual of benefits schedules set forth in the respective agreements. Pursuant to their respective agreements, had the Named Executive Officers voluntarily terminated their employment on December 31, 2006, they would have been entitled to the following yearly amounts at age 62:

$ Amount
Eddie L. Dunklebarger	83,446
Donald F. Holt	9,560
Robert W. Lawley	27,124
Anthony N. Leo	32,203
Jeffrey M. Seibert	32,740

Involuntary Termination Without Cause or Voluntary Termination for Good Reason (Not including Change of Control)

“Cause” is generally defined under the Named Executive Officers’ salary continuation and employment agreements as gross negligence or gross neglect of duties, commission of a felony or a gross misdemeanor, fraud, disloyalty or willful violation of any law or significant Company policy. Under the employment agreements, “good reason” includes reassignment of duties or relocation of principal office without the executive’s consent, a reduction in annual salary and willful and material breach of the employment agreement by the Company. In the event the employment of a Named Executive Officer is terminated without cause or if the executive voluntarily terminates his employment with good reason, the executive would be entitled to the salary continuation payments listed above under “Voluntary Termination” and to payment of 120% of his annual salary (see the Summary Compensation Table on page 18) for the remaining term of his employment agreement. Each of the executive’s employment agreement is for a period of three years and automatically renews for an additional year on the anniversary of its effective date (January 1). Consequently, if termination had occurred on December 31, 2006, each executive would have been entitled to the following yearly amounts for the remaining two-year period of his employment agreement:

$ Amount
Eddie L. Dunklebarger	480,000
Donald F. Holt	252,000
Robert W. Lawley	252,000
Anthony N. Leo	252,000
Jeffrey M. Seibert	252,000

Termination With Cause

If a Named Executive Officer is terminated for “cause”, as defined under the salary continuation and employment agreements, the executive would not be entitled to any additional payments or benefits.

Retirement

The normal retirement age under the salary continuation agreements is 62. The present value of the accumulated SERP benefit for each executive is provided in the Pension Benefits table on page 22.

Permanent Disability

Had the Named Executive Officers terminated employment on December 31, 2006 due to permanent disability, such executives would have been entitled to payment of the following amounts for a twenty-year period beginning ninety days after the date of termination:

$ Amount
Eddie L. Dunklebarger	83,446
Donald F. Holt	9,560
Robert W. Lawley	27,124
Anthony N. Leo	32,203
Jeffrey M. Seibert	32,740

Death

Had the Named Executive Officers terminated employment on December 31, 2006 because of death, the executives’ designated beneficiaries would have been entitled to receive a life insurance benefit pursuant to the split dollar agreement between Community and the executives. This agreement provides a benefit of the lesser of three times annual salary or $400,000. Accordingly, $400,000 would have been payable on behalf of each executive. In addition, the following annual payments would have been paid on behalf of the executives over a twenty-year period commencing on the first day of the month following death:

$ Amount
Eddie L. Dunklebarger	180,000
Donald F. Holt	48,000
Robert W. Lawley	80,000
Anthony N. Leo	75,000
Jeffrey M. Seibert	75,000

Change of Control

Under the Named Executive Officers’ employment agreements, a “change of control” means:

•	An acquisition by any person or group of beneficial ownership of Community’s securities representing 24.99% or more of the combined voting power of Community’s securities then outstanding;

•	A merger, consolidation or other reorganization of Community except where the resulting entity is controlled, directly or indirectly, by Community;

•

A merger, consolidation or other reorganization of Community, except where shareholders of Community immediately prior to consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any such transaction, and at least a majority of the members of the board of directors of the legal entity resulting from or existing after any such transaction are former members of Community’s board of directors;

•	A sale, exchange, transfer or other disposition of substantially all of the assets of Community to another entity, except to an entity controlled, directly or indirectly by Community;

•

A contested proxy solicitation of the shareholders of Community which results in the contesting party obtaining the ability to cast 25% or more of the votes entitled to be cast in an election of directors of Community; or

•

During any period of two consecutive years during the term of the employment agreement, individuals who at the beginning of such period constitute the board of directors of Community cease to constitute at least a majority thereof (other than for health, disability or other medical incapacity or voluntary retirement).

If a change of control had occurred on December 31, 2006 and (i) a voluntary termination by the Named Executive Officer within thirty days of the change of control, or (ii) an involuntary termination of the executive (except for cause) at any time following a change of control, the executives would have been entitled to receive the following benefits:

•	Severance Payment—A lump sum payment equal to three times the average of the past three years’ salary and bonus compensation, to be paid within thirty days of termination of employment.

•

Gain on Exercise of Stock Options—All unvested stock options would immediately become vested. Accordingly, each executive would have been entitled to exercise all unexercised stock options on December 31, 2006.

•

Salary Continuation Agreement Payments—The executives would be entitled to receive at age 62 the same twenty-year annual payments from Community that they would be entitled to receive had they remained employed until age 62.

•

Health Insurance Coverage—The executives would be entitled to receive health insurance coverage from Community or its successor to the extent offered to employees of Community or its successors. In lieu of this benefit, Community or its successor would be obligated to pay the executives an amount equal to the value of such benefits.

•

Paid Life Insurance Benefit—Each executive would continue to be entitled to designate a beneficiary for the remainder of his life. The benefit payable to the executive’s designated beneficiary would be equal to the lesser of three times his annual salary on December 31, 2006 or $400,000. As of December 31, 2006, this benefit would have been $400,000.

•	Payment of Certain Taxes—Each executive would receive a payment equal to “excess parachute taxes” due under his employment agreement, or any other agreement between Community and the executive.

The table below summarizes the change of control benefits.

CHANGE OF CONTROL OF COMMUNITY (WITH OR WITHOUT ADVERSE EMPLOYMENT ACTION)

	Severance Compensation	Gain on Exercise of All Stock Options (Vested & Unvested)		Salary Continuation Plan Payments	Health Insurance Coverage	Paid Life Insurance Benefit	Payment of Certain Taxes
	3x average of past 3 years salary & bonus			$/yr for 20 years beginning at age 62	$	$	$
Name		#	$
Eddie L. Dunklebarger	1,661,500	257,114	2,027,286	180,000	Provided or cash in lieu	400,000	972,642

Donald F. Holt	749,800	41,474	71,950	48,000	Provided or cash in lieu	400,000	470,704

Robert W. Lawley	749,800	53,159	200,710	80,000	Provided or cash in lieu	400,000	461,931

Anthony N. Leo	749,800	77,484	529,634	75,000	Provided or cash in lieu	400,000	458,838

Jeffrey M. Seibert	749,800	88,733	754,639	75,000	Provided or cash in lieu	400,000	462,356

Director Compensation

In 2006, each outside director of Community received an annual retainer fee of $10,000 and the committee chairs received an additional retainer as follows: audit committee—$4,000; compensation committee—$2,500; and nominating and corporate governance committee—$2,500. Community also paid meeting attendance fees to outside directors as follows: $1,000 for each board and audit committee meeting; and $500 for each compensation and nominating and corporate governance committee meeting. No retainer fees or meeting attendance fees were paid to Mr. Dunklebarger. Directors of Community’s bank subsidiary (which include some of the directors of Community) receive the following additional fees:

•	$5,000 annual retainer; and

•	$400 fee for each board and committee meeting attended.

Compensation Community paid its outside directors in 2006 is shown in the table below.

DIRECTOR COMPENSATION IN FISCAL YEAR 2006

Name	Fees Earned or Paid in Cash($)		Option Awards($) (2)(3)	All other Compensation ($)		Total ($)
Ronald E. Boyer	29,700	(1)	2,198	-0-		31,898
Sandra J. Bricker	16,500		2,198	-0-		18,698
Peter DeSoto	15,250		2,198	-0-		17,448
Aaron S. Kurtz	20,500		2,198	-0-		22,698
Scott J. Newkam	27,750		2,198	-0-		29,948
Melvin Pankuch	16,000		2,198	150,000	(4)	168,198
Robert W. Rissinger	35,650	(1)	2,198	-0-		37,848
Christine Sears	21,000		2,198	-0-		23,198
Allen Shaffer	33,600	(1)	2,198	-0-		35,798
James A. Ulsh	34,516	(1)	2,198	-0-		36,714
Dale M. Weaver	16,750		2,198	-0-		18,948
Glenn H. Weaver	17,250		2,198	-0-		19,448
Robert K. Weaver	17,250		2,198	-0-		19,448

(1)	Includes fees for service on the board of directors of the banking subsidiary, CommunityBanks.
(2)	The directors are granted NQSOs and in 2006 each director was granted options to purchase 1,050 shares of Community common stock. The amount reported is the expense recorded for financial statement reporting purposes for NQSOs granted to directors in 2006. Because option awards granted to directors in prior years had vested in one year, there is no expense recorded for options granted prior to 2006. The grant date fair value of these awards is $7,193. The same assumptions used to estimate the fair value of stock-based awards to executives are used to estimate the fair value of stock-based awards granted to directors. These assumptions are provided in footnote (3) to the Summary Compensation Table on page 18.
(3)	On December 31, 2006, each director had an aggregate number of outstanding stock option awards as follows:

Ronald E. Boyer	6,779	Melvin Pankuch	11,550	Dale M. Weaver	1,050
Sandra J. Bricker	1,050	Robert W. Rissinger	8,572	Glenn H. Weaver	1,050
Peter DeSoto	7,424	Christine Sears	1,050	Robert K. Weaver	1,050
Aaron S. Kurtz	1,050	Allen Shaffer	7,424
Scott J. Newkam	3,092	James A. Ulsh	7,424

(4)	This is the amount of the consulting fees paid to Mr. Pankuch pursuant to an agreement entered into on July 1, 2005 in connection with the merger of PennRock into Community. See “Agreement with Melvin Pankuch” on page 29.

Directors’ Stock Option Plan

In 2000, the shareholders of Community approved the Directors’ Stock Option Plan. The purpose of the Directors’ Stock Option Plan is to attract and retain non-employee directors who have outstanding abilities. The plan enables the directors to purchase shares of Community common stock on terms which will give the directors a direct and continuing interest in the success of Community. The exercise price of the options must equal at least the fair market value of Community shares on the date the options are granted. Directors may exercise the options following the first anniversary of the option grant or upon a change of control in Community, whichever first occurs. Unless exercised, the options will expire no later than ten years after they are granted.

Agreement with Melvin Pankuch

Pursuant to the PennRock merger agreement, Community entered into an agreement with Melvin Pankuch, former executive vice president and chief executive officer of PennRock, providing for Mr. Pankuch to serve as vice chairman of Community upon consummation of the merger (July 1, 2005) until December 31, 2005 and as a consultant to Community from January 1, 2006 until the second anniversary of the merger (July 1, 2007). For Mr. Pankuch’s services, Community agreed to pay Mr. Pankuch $200,000 during the twelve month period between the effective date of the merger and the first anniversary of the effective date of the merger and $100,000 in the second year following the effective date of the merger. As part of his consulting agreement, Mr. Pankuch was granted 10,500 stock options with an option exercise price of $25.82 on July 25, 2005. Mr. Pankuch has agreed not to compete with Community during the term of his agreement and for one year thereafter in exchange for a payment of $75,000 on the effective date of the merger and three payments of $75,000 each on the second, third and fourth year anniversaries of the effective date of the merger.

SECURITY OWNERSHIP BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares of common stock owned by each of Community’s directors and Named Executive Officers and by the directors and Named Executive Officers as a group, as of March 15, 2007. Common stock is the only class of equity securities that is outstanding. No person owns more than 5% of Community’s common stock.

Name of Beneficial Owner and Position	Number of Shares Beneficially Owned(1)		Percentage of Outstanding Common Stock
Directors
Ronald E. Boyer	54,060	(2)	*
Sandra J. Bricker	1,837	(3)	*
Peter DeSoto	85,260	(4)	*
Eddie L. Dunklebarger, Chair, President and CEO	359,272	(5)	1.513%
Aaron S. Kurtz	9,103	(6)	*
Scott J. Newkam	3,717	(7)	*
Melvin Pankuch	48,853	(8)	*
Robert W. Rissinger	416,753	(9)	1.770%
Christine Sears	560	(10)	*
Allen Shaffer	173,458	(11)	*
James A. Ulsh	30,565	(12)	*
Dale M. Weaver	202,823	(13)	*
Glenn H. Weaver	163,952	(14)	*
Robert K. Weaver	25,171	(15)	*

Named Executive Officers (other than Mr. Dunklebarger)
Donald F. Holt, Executive Vice President and CFO	28,047	(16)	*
Robert W. Lawley, Executive Vice President	40,411	(17)	*
Anthony N. Leo, Executive Vice President	77,012	(18)	*
Jeffrey M. Seibert, Executive Vice President	130,025	(19)	*

Directors and Named Executive Officers as a group	1,837,453		7.657%

*	Indicates less than one percent (1%).

Notes to Security Ownership Table:

(1)	The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” as set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after March 15, 2007. Beneficial ownership may be disclaimed as to certain of the securities.
(2)	Includes 13,427 shares owned by Alvord Polk, Inc., the stock of which is held 50% by Ronald Boyer and 50% by Robert Rissinger; 1,982 shares owned by Judith Boyer; and stock options to acquire 6,079 shares. With respect to 20,478 of these shares, Mr. Boyer shares voting power with Judith Boyer.
(3)	Includes stock options to acquire 350 shares.
(4)	Includes 3,969 shares held in Mr. DeSoto’s IRA, and stock options to acquire 6,724 shares. With respect to 3,870 of these shares, Mr. DeSoto shares voting power with Carole DeSoto.
(5)	Includes 17,562 shares held in Mr. Dunklebarger’s IRA; 7,350 shares held in his ESPP; 23,202 shares held in his 401(k); 6,682 shares held by his daughter; 35,541 shares held by his wife; and stock options to acquire 208,143 shares. With respect to 1,371 of these shares, Mr. Dunklebarger shares voting power with Connie Dunklebarger.

(6)	Includes 1,874 shares held by Mr. Kurtz’s IRA; 1,398 shares owned by his wife; and stock options to acquire 350 shares.
(7)	Includes stock options to acquire 2,392 shares.
(8)	Includes 1,266 shares held by Mr. Pankuch’s IRA; 8,597 shares owned by his wife; and stock options to acquire 10,850 shares.
(9)	Includes 114,302 shares held by Mr. Rissinger’s IRA; 13,427 shares owned by Alvord Polk, Inc., the stock of which is held 50% by Ronald Boyer and 50% by Robert Rissinger; 29,921 shares held by Engle Ford, Inc.; 73,157 shares held by Mr. Rissinger’s wife; and stock options to acquire 7,872 shares.
(10)	Includes stock options to acquire 350 shares. With respect to 210 of these shares, Mrs. Sears shares voting power with Ivan Sears.
(11)	Includes 92,855 shares owned by the Polk Foundation, of which Mr. Shaffer is chairman, and for which Mr. Shaffer holds voting and investment power; and stock options to acquire 6,724 shares.
(12)	Includes 5,737 shares held in Mr. Ulsh’s 401(k); 472 shares held by his wife; and stock options to acquire 6,724 shares.
(13)	Includes 37,903 shares held by the United Services Foundation of which Mr. Weaver is President and director; 22,873 shares held by Mr. Weaver’s wife; and 3,780 shares held in trusts for his daughters for which Mr. Weaver serves as co-trustee; and stock options to acquire 350 shares. With respect to 6,793 of these shares, Mr. Weaver shares voting power with Irene Weaver.
(14)	Includes 25,236 shares held by Mr. Weaver’s wife; and stock options to acquire 350 shares. With respect to 51,380 of these shares, Mr. Weaver shares voting power with D. Anne Weaver.
(15)	Includes 4,260 shares held in Mr. Weaver’s IRA; 823 shares held in a Trust for his son; 1,374 shares held by his wife; and stock options to acquire 350 shares. With respect to 2,920 of these shares, Mr. Weaver shares voting power with Cheryl Weaver.
(16)	Includes stock options to acquire 28,047 shares.
(17)	Includes 3 shares held in Mr. Lawley’s ESPP; 600 shares held in his 401(k); 6 shares held by his son; 70 shares held by his daughter; and stock options to acquire 39,731 shares. With respect to one share, Mr. Lawley shares voting power with Barbara Lawley.
(18)	Includes 148 shares held in Mr. Leo’s ESPP; 11,443 shares held by his 401(k) and stock options to acquire 63,931 shares.
(19)	Includes 12,637 shares held in Mr. Seibert’s IRA; 5,638 shares held in his ESPP; 10,257 shares held by his 401(k); and stock options to acquire 66,074 shares. With respect to 26,187 of these shares, Mr. Seibert shares voting power with Deborah Seibert.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers must file reports with the Securities and Exchange Commission indicating the number of shares of Community common stock they beneficially own and changes in their beneficial ownership. To the best of our knowledge, all such reports were filed on a timely basis.

RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The audit committee has engaged Beard Miller Company LLP to act as Community’s auditor for 2007. A representative of Beard Miller is expected to be at the 2007 annual meeting and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.

The Sarbanes Oxley Act of 2002 and the auditor independence rules of the Securities and Exchange Commission require all public accounting firms who audit public companies to obtain pre-approval from the companies’ audit committees in order to provide professional services without impairing independence. Before Beard Miller performs any services for Community, the audit committee is informed that such services are necessary and is advised of the estimated costs of such services. The audit committee then decides whether to approve Beard Miller’s performance of the services. In 2006, all services performed by Beard Miller were approved in advance pursuant to these procedures. The audit committee has determined that the performance by Beard Miller of tax services is compatible with maintaining that firm’s independence.

Beard Miller has previously issued engagement letters to or obtained formal approval from Community’s audit committee for certain services. These services are summarized below.

Fees Billed By Independent Certified Public Accountants

Beard Miller billed the following fees in the last two fiscal years:

Year	Audit(1)	Audit- Related(2)	Tax(3)	All Other Fees
2006	$214,593	$64,966	$10,852	-0-
2005	$239,018	$40,363	$16,036	-0-

(1)	Includes professional services rendered for the audit of Community’s annual financial statements and review of financial statements included in Forms 10-Q, FDICIA attestation, Sarbanes Oxley attestation and out-of-pocket expenses.
(2)	Includes separate audit reports on subsidiaries of Community and assistance on matters of accounting and due diligence related to proposed acquisitions.
(3)	Includes the review of state and federal tax returns and assistance with various tax matters.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

Under Community’s Bylaws, no shareholder proposals may be brought before an annual meeting of shareholders unless a proposal is specified in the notice of the meeting or is otherwise brought before the meeting by the board of directors or by a shareholder entitled to vote who has delivered notice to Community (containing information specified in the Bylaws) not less than 120 days prior to the anniversary of the mailing of the previous year’s proxy statement. These requirements are separate from and in addition to the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in Community’s proxy statement. A shareholder wishing to submit a proposal for consideration at the 2008 annual meeting of shareholders, either under Securities and Exchange Commission Rule 14a-8, or otherwise, should do so no later than December 18, 2007.

If the corporate secretary of Community receives notice of a shareholder proposal that complies with the governing Bylaw provision on or prior to the required date and if such proposal is properly presented at the 2008 annual meeting of shareholders, the proxies appointed by Community may exercise discretionary authority in voting on such proposal if, in Community’s proxy statement for such meeting, Community advises shareholders of the nature of such proposal and how the proxies appointed by Community intend to vote on such proposal, unless the shareholder submitting the proposal satisfies certain Securities and Exchange Commission requirements, including the mailing of a separate proxy statement to Community’s shareholders.

The presiding officer of the meeting may refuse to permit any proposal to be made at an annual meeting by a shareholder who has not complied with all of the governing Bylaw procedures, including receipt of the required notice by the corporate secretary for Community by the date specified. If a shareholder proposal is received by Community after the required notice date but the presiding officer of the meeting nevertheless permits such proposal to be made at the 2008 annual meeting of shareholders, the proxies appointed by Community may exercise discretionary authority when voting on such proposal.

If the date of our next annual meeting is advanced or delayed by more than 30 days from May 8, 2008, we will promptly inform you of the change of the annual meeting date and the date by which shareholder proposals must be received.

FORM 10-K ANNUAL REPORT

Community’s Annual Report on Form 10-K for the year ended December 31, 2006 is being sent with this proxy statement.

Only one Annual Report on Form 10-K and proxy statement is being delivered to shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the Annual Report on Form 10-K and proxy statement to a shareholder at a shared address to which single copies were sent. A shareholder can make a request by calling Donald F. Holt, Executive Vice President and Chief Financial Officer at 717-920-5800, or by mailing a request to 777 E. Park Drive, Harrisburg, PA 17111. If shareholders sharing an address are currently receiving more than one annual report or proxy statement, they can request that Community send only one copy by calling Mr. Holt or mailing a request to the above address.

OTHER MATTERS

As of the date of this document, the board of directors knows of no matters which will be presented for consideration at the 2007 annual meeting of shareholders other than matters described in this document. However, if any other matters shall come before the meeting or any adjournment, the form of proxy confers discretionary authority to the individual named as proxy to vote the shares represented by the proxy on any such matters.

By Order of the Board of Directors,

Patricia E. Hoch

Corporate Secretary

Harrisburg, Pennsylvania

April 16, 2007

COMMUNITY BANKS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 8, 2007

10:00 a.m. (ET)

Four Points Sheraton

800 East Park Drive

Harrisburg, Pennsylvania

PROXY

COMMUNITY BANKS, INC.

777 E. Park Drive

Harrisburg, PA 17111

(717) 920-5800

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF COMMUNITY BANKS, INC.

The undersigned hereby appoints Edward P. Williams as Proxy, with the power to appoint his substitute, and authorizes him to represent and vote, as designated on the reverse side, all the shares of Common Stock of Community Banks, Inc. (“CMTY”) held of record by the undersigned on March 15, 2007 at the Annual Meeting of Shareholders to be held on May 8, 2007 or any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION OR DIRECTION IS MADE, THEY WILL BE VOTED FOR THE ELECTION OF EACH CLASS D DIRECTOR, AND FOR ANY OTHER BUSINESS IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE. PLEASE RETURN THIS PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE IF YOU DO NOT VOTE BY TELEPHONE OR THE INTERNET.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxy to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. (ET) on May 7, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/cmty/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. (ET) on May 7, 2007.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Community Banks, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or the Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. ELECTION OF DIRECTORS	01 Scott J. Newkam 02 Robert W. Rissinger	03 Christine Sears 04 Dale M. Weaver	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees
Class D:			(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	OTHER BUSINESS. Take action on other business which may properly come before the meeting.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF EACH CLASS D DIRECTOR, AND FOR ANY OTHER BUSINESS IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

Address Change? Mark Box Indicate changes below: ☐	I/we plan to attend the Annual Meeting. (Check the box if attending this meeting) ☐

Date

Signature(s) in Box

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.